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                                                                   EXHIBIT 10.13

[AVETA LOGO]                   Aveta,Inc.                   (201)969-2300 Main
                               173 Bridge,Plaza North       (201)969-2339 Fax
                               Fort Lee. NJ 07024            www.aveta.com

January 18, 2006

Jess Parks
1035 Tehama Avenue
Menlo Park, CA 94025

Dear Jess:

      This letter will confirm our offer of employment and your acceptance to join Aveta Inc. (the "Company"). We are looking forward to having you join us as a key member of our team.

      A summary of the terms of the offer are as follows:

   1. Start Date - Your employment will start on a date (the "Start Date") that we mutually agree to but not later than March 15, 2006.

   2. Base Salary - You will be paid an annual base salary (the "Base Salary") of $325,000 on our regular payroll schedule, and will be an exempt employee ineligible for overtime pay.

   3. Reporting relationship - You will initially serve as Chief Operating Officer of the Company reporting to me.

   4. Bonus and Long Term Incentive - You will be eligible for an annual bonus and long Term incentive program with a combined annual target equal to one hundred percent (100%) of your base salary.

   5. Mechanics of Bonus and Long term Incentive - You will be eligible for (i) an annual bonus with a target bonus for 2006 equal to fifty percent (50%) of your base salary, prorated based on your employment start date and (ii) a long term incentive program with an annual set aside equal to your bonus amount for that year. Your bonus will be payable based on the performance of the Company and your achievement of objective performance goals mutually agreed to by you and I within thirty (30) days after your start date. Each annual bonus shall be payable after completion of the Company's annual audit and the related annual long term incentive piece shall be earned and payable on the earlier of (i) three years after its set aside date or (ii) thirty (30) days after the end of the Restricted Period (as defined below) if you have complied with all of your covenants and obligations under Exhibit A of this letter in accordance with its terms and your employment has not been terminated for Cause.

   6. Equity Compensation - The Company is in the process of finalizing its Option Incentive Plan (the "Plan"). Within three months of the Start Date, you will be granted a five-year option under the Plan to purchase 500,000 shares of the Company's common stock at $13.50 per share (the "Equity Grant"). The Equity Grant can be in the form of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, or a mix thereof, provided that the value of the Equity Grant shall be substantially equivalent to

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      the value of the option grant set forth above. The Equity Grant shall vest so long as you are an employee of the Company in accordance with the vesting schedule outlined below:

            i. The Equity Grant will be one-third vested (an option to purchase 166,667 shares) on the first anniversary of the Start Date (the "First Vesting Date")

            ii. The Equity Grant will be two-thirds vested (an option to purchase 333,333 shares in the aggregate) on the second anniversary of the Start Date (the "Second Vesting Date")

            iii. The Equity Grant will be 100% vested on the third anniversary of the Start Date (the "Third Vesting Date")

            iv. Notwithstanding the foregoing or any other terms of this letter, any and all unvested portions of the Equity Grant shall become vested upon the occurrence while you are an employee of the Company of any of the following events: (x) the acquisition of ownership, beneficially or of record, by any single person, entity or group within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof (other than (i) Daniel Straus and/or Joseph Mark, or any Person they control by virtue of having the right to directly or indirectly select or elect a majority of the Board or other controlling Persons of the Company, (ii) the Company, (iii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or
                  (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company) (a "Control Group") of equity interests representing more than thirty percent (30%) of the issued and outstanding Common Stock of the Corporation; (y) the acquisition of all or substantially all of the assets of the Corporation by a Control Group; or (z) the merger, consolidation or combination or similar transaction of the Corporation with another entity if the individuals and entities who were equity holders of the Company immediately prior to the effective date of such merger, consolidation, combination or similar transaction have beneficial ownership (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of less than fifty percent (50%) of the aggregate ordinary voting power for election of directors/managers of the surviving entity immediately following the effective date of such transaction.

            v. All share numbers above shall be adjusted for stock splits, stock dividends, combinations, recapitalizations and similar transactions.

   7. Sign-On Bonus- You are eligible for a one-time sign on bonus of $150,000.00 (subject to normal and customary withholding tax). Should (i) you voluntarily terminate your employment with the Company other than for Good Reason (as defined below) or (ii) the Company terminate your employment for Cause prior to twelve (12) months' service, such bonus would be 100% repayable by you to the Company.

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   8. Relocation - You agree that you will relocate your home to the New York
      Metropolitan area within one (1) year of the Start Date. You will be provided reimbursement of documented relocation expenses up to a maximum of $140,000. The Company shall pay all taxes due on any relocation expenses determined to be taxable to you (on a fully grossed up basis). Should you voluntarily terminate your employment with the Company other than for Good Reason (as defined below) prior to 12 months after re-location , such relocation bonus would be 100% repayable of you to the Company. You will have use of the Company apartment in Fort Lee, NJ until you relocate. Subject to Section 12 below, if you do not meet the relocation obligation set forth in this Section 8, then, the Second Vesting Date and the Third Vesting Date will each be delayed by one month for each month beyond the First Vesting Date that the relocation obligation remains unmet. Notwithstanding the foregoing, the Chief Executive Officer of the Company reserves the right, to waive, at his sole discretion, the requirement for your relocation as stated in this
      Section 8.

   9. Vacation - You will be entitled to four (4) weeks vacation per year subject to the Company's policy on accrual and utilization.

  10. Benefits - You will be eligible to participate in all Company-sponsored employee benefit plans according to their terms.

  11. Employment Eligibility - Your employment is contingent upon (i) your completion of INS Form I-9 and establishment of your eligibility to work in the United States within three business days of your start date and
      (ii) satisfactory completion of reference verification and a background check.

  12. Employment Relationship - Your employment relationship with the Company will be at will. Either you or the Company may terminate that relationship for any lawful reason at any time, with or without notice. You and the Company hereby acknowledge that no express or implied commitment or promise of employment for any period of time has been made, and that the at-will nature of this employment relationship may not be altered hereafter, except through a written agreement signed by you and an authorized officer on behalf of the Company. The Company may terminate your employment relationship at any time after providing written notice to you.

      In consideration of your agreement to the covenants and restrictions set forth in Exhibit A, the Company agrees that if your employment is terminated (a) by the Company for any reason other than your, death, disability or for Cause, or (b) by you for Good Reason (as defined below), the Company shall take the following actions:

            i. Pay you any accrued but unpaid Base Salary for services rendered to the date of termination;

            ii. Pay you any accrued but unpaid expenses required to be reimbursed in accordance with Company policy;

            iii. Pay a lump sum payment to you equal to your Base Salary for a period of twelve (12) months following your termination

            iv. Provide reimbursement for continued health insurance expenses for you and your family under COBRA for a period of twelve
                  (12) months following your termination

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      In addition, in consideration of your agreement to the covenants and restrictions set forth in Exhibit A, the Company agrees that if your employment is terminated by the Company fur any reason other than your, death, disability or for Cause, or if you terminate your employment within 60 days of a reduction in your Base Salary (where such reduction is not part of a broader compensation reduction program applicable to senior executives generally), then the Company shall accelerate vesting of the Equity Grant and any other granted equity compensation such that the portion(s) scheduled to vest during the year in which termination occurs, assuming no extension of the Second Vesting Date and Third Vesting Date pursuant to Section 8, are vested on a pro-rata basis for the number of months you were employed during such year through the termination date.

      Payment of the severance benefits set forth in Sections 12(iii), 12(iv), and accelerated option vesting described herein shall be subject to the execution and delivery of a separation agreement containing reasonable and customary mutual releases.

      For purposes of this letter, the term "Cause" shall mean any of the following, as determined by the Company: (i) perpetration by you of malfeasance, misappropriation, or fraud against or affecting the Company or any of its parents, subsidiaries, affiliates, related entities or successors (collectively, the "Company Group") or any customer, client, agent or employee of any member of the Company Group; (ii) any reckless, willful or intentional act by you that could reasonably be expected to materially injure the reputation, business or business relationships of any member of the Company Group, provided that the Company shall provide you notice of and a reasonable opportunity to cure any such act;; (iii) indictment by you or a conviction (including conviction on a nolo contendere plea) of you of any felony or a misdemeanor involving fraud or dishonesty; or (iv) the breach of any restriction or covenant set forth in Exhibit A

      For the purposes of this letter, the term "Good Reason" shall mean your voluntary termination of employment within sixty (60) days subsequent to any of the following which occur without your express written consent: (i) a change in you reporting relationship such that you no longer report to me or the then current Chief Executive officer of the Company, to the Board of Directors or to an executive at a higher level; (ii) a reduction by the Company of your Base Salary as in effect immediately prior to such reduction, unless there is a reduction of compensation applicable to senior executives generally; (iv) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction, with the result that your overall benefits package is significantly reduced, unless there is a reduction of employee benefits applicable to senior executives generally; (v) the imposition of a requirement for the relocation to a facility or a location more than fifty (50) miles from the Company's current headquarters location; or (vi) the failure of the Company to obtain the assumption of this letter by any successors contemplated in Section 14 below

  13. Other Covenants - You have read and agree to the covenants listed in Exhibit A attached hereto and made a part hereof.

  14. Successors and Assigns - Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this letter and agree expressly to perform the obligations under this letter in the same manner and to the same extent as the Company would be required to perform,such

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      obligations in the absence of a succession. The terms of this letter and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  15. No Duty to Mitigate - You are under no contractual or legal obligation to mitigate your damages in order to receive the benefits provided under this letter.

  16. Miscellaneous - This letter will be governed by the laws of the State of New Jersey without regard to its conflict of laws provision. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may be amended only through mutual agreement in writing by you and the Chief Executive Officer of the Company. You and the Company agree to cooperate to make such amendments to the terms of this letter as may be necessary to avoid the imposition of penalties and additional taxes under
      Section 409A of the Internal Revenue Code, as amended ("Code Section 409A"); provided however, that the parties agree that any such amendment shall not (i) materially increase the cost to, or liability of, the Company with respect to any payments under this letter, or (ii) decrease the value of benefits provided to you under this letter.

Jess, the Company provides an extraordinary opportunity for all of us, and we are excited to have you join the team.

Please acknowledge your acceptance by signing one copy of this letter and returning it to Keith Brauer.

Very best regards,

/s/ Timothy J. O'Donnell
---------------------------
Timothy  J. O'Donnell
President and CEO

ACCEPTED AND AGREED:

/s/ Jess Parks
---------------------------
Jess Parks
1/25, 2006
Cc: Keith Brauer
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                              Exhibit A - Covenants

1. Proprietary Information. You acknowledge that the Company and other members of the Company Group will give you access to and use of Proprietary Information and Confidential Records (as those terms are defined below) of members of the Company Group. In consideration of being granted such access and use, and in consideration of the agreement to make the payments specified in the offer letter attached hereto, you covenant that you shall not during your employment by any member of the Company Group (the "Employment Period") or at any time thereafter (irrespective of the circumstances under which your employment terminates), directly or indirectly (a) use for your own purpose or for the benefit of any individual or entity other than any member of the Company Group, nor (b) otherwise disclose to any individual or entity, any Confidential Records or Proprietary Information of which you have knowledge, unless such disclosure has been specifically authorized in writing by an officer of the Company or is required by law. You acknowledge and understand that the term "Proprietary Information" shall mean: (i) all inventions, know-how, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by any member of the Company Group or which are directly related to the Business (as defined below); (ii) the name and/or address of any customer or vendor of any member of the Company Group or any information concerning the transactions or relations of any customer or vendor of any member of the Company Group with any member of the Company Group, their affiliates or any of their stockholders, members, principals, directors, officers, employees or agents; (iii) any financial information relating to any member of the Company Group and their respective businesses, including, without limitation, information relating to pricing or marketing methods, sales margins, cost or source of materials, supplies or goods, capital structure, operating results or borrowing arrangements; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by any member of the Company Group; (v) any business plans, budgets, advertising or marketing plans of any member of the Company Group; (vi) any information contained in any of the written or oral policies and procedures or manuals of any member of the Company Group; (vii) any information belonging to customers, vendors or affiliates of any member of the Company Group or any other individual or entity which any member of the Company Group has agreed to hold in confidence; and (viii) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) containing any of the foregoing. You acknowledge and understand that information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless be Proprietary Information, The term "Proprietary Information" shall NOT include information generally available to the public other than as a result of a disclosure in violation of this Exhibit A.

2. Confidentiality and Surrender of Records. You shall not during the Employment Period or at any time thereafter (irrespective of the circumstances under which your employment terminates), except as required by law or as is necessary for the performance of your duties as an employee, and only upon prior written notice thereof to the Company, directly or indirectly, publish, make known or in any manner disclose any Confidential Records to, or permit any inspection or copying of Confidential

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Records by, any individual or entity. You shall not retain, and shall deliver promptly to the Company, all copies of any of the same upon termination of your employment for any reason or upon request by the Company. For purposes of this Exhibit A, "Confidential Records" means, without limitation, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records and customer and vendor records containing any Proprietary Information (in any medium whether in writing, on magnetic tape or in electronic or other form) or equipment of any kind which may be in your possession or under your control or accessible to you. All Confidential Records shall be and remain the sole and exclusive property of the Company during the Employment Period and thereafter.

3. Developments the Property of the Company. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or otherwise produced by you at any time, alone or with others, and relating or useful to the Business, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, during the Employment Period ("Developments"), shall be the sole and exclusive property of the Company. You agree to, and hereby do, assign to the Company, without any further consideration, all your right, title and interest throughout the world in and to all Developments. You agree that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledge that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and you hereby assign to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights you may have in any such Development to the extent that it might not be considered a work made for hire. You shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request. Furthermore, you hereby irrevocably constitute and appoint the Company and any officer, employee or agent thereof, with full power of substitution, as your true and lawful attorney-in-fact with full irrevocable power and authority to take all appropriate action and to execute any and all such assignments and other documents necessary to effectuate the foregoing. You hereby agree to execute and deliver to the Company such documents and instruments as the Company may reasonably request from time to time to effectuate the purposes of this section. With respect to Developments that are not owned by or assigned to the Company pursuant to this Section, You hereby agree that the Company shall have, and you hereby grant to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such Developments that are within the scope of the Company's or other members of the Company Group's actual and anticipated business.

4. Noncompetition. You will be a key representative of the Company Group and will possess unique knowledge of the Company Group and its operations. The future prospects of the Company Group are dependent in significant part on your knowledge, contacts and efforts and in the course of your employment relationship you will represent the Company Group in its dealings with payors, providers, customers, suppliers and employees, and the competitive survival and goodwill of the Company

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Group will be dependent upon its maintaining favorable relations with payors, providers, customers, suppliers and employees. The provisions contained in this
Section 4 are required to preserve such future prospects. Except as provided below, during the Employment Period and for a period of twelve (12) months thereafter (the "Restricted Period"), you shall not without the prior written consent of the Chief Operating Officer or President or Chief Executive Officer of the Company, either directly, indirectly, separately or in association with others:

            (i) engage in the operation of or have any financial interest in (whether as an officer, employee, partner, owner, lender, shareholder, member, operator, consultant or otherwise) any person, firm, corporation or business that itself engages in, or through a subsidiary or Affiliate engages in, any element of the Business; or

            (ii) solicit, accept, or conduct, or cause or encourage others to solicit, accept or conduct Business with any person who, during the Employment Period was a customer; or

            (iii) solicit, attempt to solicit, or cause or encourage others to solicit or interfere, or otherwise interfere or attempt to interfere, with the employment, or other service relationships between the Company or any other member of the Company Group, on the one hand, and any of its officers, directors, employees, consultants or agents, on the other hand; or

            (iv) directly or indirectly advise or encourage any director, officer, manager, employee, agent, consultant or representative or client of, or vendor or supplier to the Company or any other member of the Company Group to terminate his, her or its business relationship with the Company or any other member of the Company Group or to materially reduce the amount of business it does with the Company or any other or any other member of the Company Group.]

      5. Miscellaneous.

            (i) Nothing in this letter shall prohibit you from (a) owning five percent (5%) or less of the issued and outstanding securities of a company which is engaged in the Business whose securities are listed on a national securities exchange or listed on the NASDAQ National Market System, or (b) having a direct or indirect interest in any publicly traded venture capital fund, mutual fund or other investment fund that owns securities of a company which is engaged in the Business

            (ii) If any portion of the covenants set forth in this Exhibit A above shall be held unreasonable because of the term, geographic zones, activities or services, or other matters covered thereby, the covenants shall nevertheless be enforced in such reduced scope or form as may be determined by a court of competent jurisdiction.

            (iii) You acknowledge that the Company would not enter into this employment relationship without the assurance that you will not engage in
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            any of the activities prohibited by this Exhibit A for the periods set forth herein,

            (iv) You agree to restrict your actions as provided for in this Exhibit A and further acknowledge that the scope and duration of the restrictions set forth in this Exhibit A are reasonable in light of the specific nature and duration of the employment relationship and the payments you are receiving pursuant to the terms of this letter, which payments benefit you directly.

            (v) For purposes of any provision of this Exhibit A, "directly or indirectly" means in your individual capacity for your own benefit or for the benefit of any other person, or as a shareholder, partner, member or other principal, officer, director, trustee, manager, employee, agent or consultant of or to any person whatsoever.

            (vi) You acknowledge and agree that, by virtue of your position, services and access to and use of Confidential Records and Proprietary Information, any violation by you of any of the undertakings contained in this Exhibit A may cause the Company and other members of the Company Group immediate, substantial and irreparable injury for which they have no adequate remedy at law. Accordingly, you agree that in the event of your breach or threatened breach of any said undertakings, the Company and other members of the Company Group will be entitled to seek temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate).

            (vii) The rights and remedies provided for in this Exhibit A are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. If the final judgment of a court of competent jurisdiction declares that any provision of this Exhibit A is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and the provisions of this Exhibit A shall be enforceable as so modified.

            (viii) During the Employment Period and thereafter until the end of the Restricted Period, you agree that upon the earlier of you (x) receiving an offer of employment or engagement from any entity involved in any component of the Business at any location that is a Restricted Location (a "Competitor"), or (y) becoming employed or engaged by a Competitor, you will immediately provide notice to the Company of such circumstances and provide copies of this Exhibit A to the Competitor. You further agree that the Company may provide notice to a Competitor of your obligations hereunder this letter.

            (ix) You understand that the provisions of this Exhibit A may limit your ability to earn a livelihood in a business similar to the Business but nevertheless agree and hereby acknowledge that the consideration provided under this letter is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of your education, skills and abilities, you agree that you will not assert in any forum that such provisions prevent you from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

For purposes of this Exhibit A, Business shall mean any business that operates in any of the following businesses in the Commonwealth of Puerto Rico or in any county in which a member of the Company Group operated or has applied to operate during the Employment Period (a "Restricted Location"): (i) a health plan (a "Health Plan") authorized pursuant to the Medicare Advantage program or (ii) a business that (x) operates or manages Health Plan(s), (y) performs or arranges for medical services for Health Plans (either on a capitated, risk sharing or fee for service basis) and/or (z) provides services to or on behalf of Health Plans in the areas of medical management, risk adjustment, medical network operations or administration; plan design, pricing, utilization or quality control.

ACCEPTED AND AGREED:

/s/ Jess Parks
--------------------------------
Jess Parks
1/25, 2006